UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 11, 2004

HILTON HOTELS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	I-3427	36-2058176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9336 Civic Center Drive, Beverly Hills, CA		90210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (310) 278-4321

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Employment Agreement

On November 11, 2004, the Compensation Committee of the Board of Directors of Hilton Hotels Corporation (“Hilton”) approved, and Hilton and Stephen F. Bollenbach, Hilton’s Chief Executive Officer and Co-Chairman of the Board, entered into, an Amended and Restated Employment Agreement (the “Agreement”), which amends Mr. Bollenbach’s existing employment agreement and a letter agreement dated May 23, 2002 pursuant to which Mr. Bollenbach agreed to provide consulting services to Hilton following his retirement.

The Agreement provides for a term of employment as Hilton’s Chief Executive Officer beginning on January 1, 2005 and ending on December 31, 2007 (the “Employment Period”), unless earlier terminated.  The Agreement also provides that Mr. Bollenbach will provide consulting services to Hilton for a five-year period beginning on his retirement date or any earlier date of termination (the “Consulting Period”).

The Agreement continues Mr. Bollenbach’s annual base salary of $1,000,000 and eligibility to receive an annual bonus of 100% of base salary, with a maximum bonus opportunity of 200% of base salary, during the Employment Period.  Consistent with the May 23, 2002 letter agreement, Mr. Bollenbach will receive an annual consulting fee of $500,000 during the Consulting Period.  Mr. Bollenbach will receive a one-time cash signing bonus of $193,194 payable in January 2005, and a special cash bonus of $137,830 payable each January beginning in January 2005 and ending in January 2009, regardless of whether he is an employee of or consultant to Hilton on any special bonus payment date.  To the extent that Mr. Bollenbach’s base salary and bonuses in any year exceed $1,000,000, the excess amount will be deferred and paid to Mr. Bollenbach when the payments to him are no longer subject to the federal income tax deduction limits imposed by Section 162(m) of the Internal Revenue Code (the “Code”).

In each year of the Employment Period (subject to Mr. Bollenbach’s continued employment), Mr. Bollenbach will be granted a stock option to purchase 400,000 shares of Hilton common stock at an exercise price per share equal to the fair market value of a share of Hilton common stock on the applicable grant date.  Each option will become exercisable upon the earlier of (i) December 31, 2007 and (ii) termination of Mr. Bollenbach’s employment without cause, or due to his death or disablity, his resignation for good reason, or upon a change of control of Hilton (each a “Triggering Event”), but in either case only if Mr. Bollenbach is continuously employed through the earlier of such dates.

In each year of the Employment Period (subject to Mr. Bollenbach’s continued employment), Mr. Bollenbach will be granted performance units (the “Performance Shares”) that equate, at “targeted performance,” to 140,000 shares of Hilton common stock.  The actual number of shares to be earned with respect to each grant will be determined based on Hilton’s total shareholder return in relation to a comparable group of companies at the end of a three-year performance period applicable to such grant.  Each grant of Performance Shares will vest on the last day of the third year of the relevant performance period, provided Mr. Bollenbach is employed until December 31, 2007.  In addition, each grant of Performance Shares will also vest upon a Triggering Event.

Mr. Bollenbach’s 2,000,000 share stock option grant, which was granted in December 1998 with an exercise price per share of $27.52676 (150% of the fair market value of a share of Hilton common stock on the grant date), will become exercisable on December 31, 2007 rather than on September 30, 2008.  As under the previous agreement, the option will become exercisable earlier should a Triggering Event occur.

The provisions of the split-dollar arrangement on a $10 million face amount, last to die, variable life insurance policy on the lives of Mr. Bollenbach and his spouse (the “Supplemental Policy”) under the previous employment agreement will be terminated.  Hilton will withdraw from the Supplemental Policy the maximum amount that may be withdrawn without incurring any surrender charges or terminating the Supplemental Policy.  As soon as possible after Hilton’s withdrawal, Mr. Bollenbach will pay to Hilton the cash surrender value remaining in the Supplemental Policy.  The split-dollar arrangement will be terminated on the withdrawal date, with the effect that: (i) Hilton will release its collateral interest in the cash surrender value of the Supplemental Policy, (ii) Hilton will have no obligation to make any premium contributions to the Supplemental Policy, and (iii) Mr. Bollenbach will have an unfettered ownership interest in the Supplemental Policy.

The Agreement continues the terms of Mr. Bollenbach’s supplemental retirement benefit in the form of a phantom interest in 700,000 shares of Hilton common stock, payable upon Mr. Bollenbach’s retirement in shares of Hilton common stock, plus any dividends or distributions paid by Hilton on the underlying shares of common stock.  This benefit is earned 20% for each year Mr. Bollenbach is employed through June 30, 2005, unless his employment is terminated following a change of control of Hilton, in which case he will become fully vested in such benefit.  Mr. Bollenbach is currently 80% vested in such phantom interest.

In the event Mr. Bollenbach’s employment is terminated without cause or due to his death or disability, or in the event he resigns for good reason, each in the absence of a change of control of Hilton, he will receive, in addition to the accelerated vesting of equity awards described above, his base salary and benefit continuation for the balance of the Employment Period, payment of any deferred compensation and a pro-rated bonus.

In the event Mr. Bollenbach’s employment is terminated without cause or due to his death or disability, or in the event he resigns for good reason following a change of control of Hilton, he will receive, in addition to the accelerated vesting of equity awards described above, payment of any deferred compensation, benefit continuation for the remainder of the Employment Period and a lump sum cash payment equal to three times his base salary and three times the higher of: (i) the annual bonus paid to him for the last full fiscal year ending during the Employment Period and (ii) the annual bonus paid to him for the fiscal year prior to the change of control.  If any payment to Mr. Bollenbach would be subject to the excise tax imposed by Section 4999 of the Code, then he will be entitled to an additional payment in an amount such that after his payment of all taxes he receives the same amount of compensation he would have received in the absence of any taxes.

Hilton’s obligation to make the payments described above (including the accelerated vesting of Mr. Bollenbach’s stock options) to Mr. Bollenbach upon his termination of employment without cause or due to his death or disability, whether or not in connection with a change of control of Hilton, is conditioned upon Mr. Bollenbach not breaching certain covenants contained in the Agreement.

Executive Deferred Compensation Plan

Also on November 11, 2004, the Compensation Committee of Hilton’s Board of Directors approved a new Executive Deferred Compensation Plan (the “Plan”), replacing the existing plan.  The new Plan modifies provisions contained in the previous plan relating to certain elections by, and distributions to, participants under the Plan in order to comply with recently enacted amendments to the Code.

ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As described under Item 1.01 above, on November 11, 2004 Hilton and Mr. Bollenbach entered into the Agreement.  The Agreement terminates a letter agreement between Mr. Bollenbach and Hilton dated September 10, 2003 in which Mr. Bollenbach agreed, during his tenure as Hilton’s Chief Executive Officer, not to transfer 725,484 shares of Hilton common stock (the “Shares”) received upon the exercise of stock options.  In consideration for Mr. Bollenbach’s agreement to extend his tenure as Hilton’s Chief Executive Officer beyond his anticipated retirement date of July 1, 2005 for a period of time extending up to December 31, 2007, the Agreement releases Mr. Bollenbach from the transfer restriction with respect to the Shares, effective as of November 11, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 11, 2004

HILTON HOTELS CORPORATION

By:	/s/ Madeleine A. Kleiner
Madeleine A. Kleiner
Executive Vice President and General Counsel